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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Nicor Inc.

(Name of Registrant as Specified In Its Charter)

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Nicor Inc.

P.O. Box 3014, Naperville, Illinois 60566-7014
630/305-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 21, 2005

The Annual Meeting of Stockholders of Nicor Inc. will be held at The Northern Trust Company, 6th Floor Assembly Room, 50 South LaSalle Street, Chicago, Illinois, on Thursday, April 21, 2005, at 10:30 a.m. Central Daylight Saving Time, for the following purposes, all as set forth in the accompanying proxy statement:

(1)	elect directors;

(2)	ratify the appointment of Deloitte & Touche LLP as Nicor’s independent registered public accounting firm for 2005; and

(3)	conduct other business properly brought before the meeting.

Only stockholders of record on the books of Nicor at the close of business on February 22, 2005, will be entitled to vote at the meeting. The stock transfer books will not be closed.

PAUL C. GRACEY, JR.
Vice President, General Counsel
and Secretary

March 14, 2005

IMPORTANT

        Nicor has approximately 24,000 registered stockholders. Your vote is important and we encourage you to vote promptly, whether you plan to attend the meeting or not. You may vote your shares via a toll-free telephone number or over the Internet, or you may sign, date and mail the enclosed proxy card in the envelope provided. If you prefer, you may attend the meeting and vote in person.

Admission to the 2005 Annual Meeting

        If you are a registered stockholder and plan to attend, please detach the admission ticket from the top of the enclosed proxy card and bring it with you to the annual meeting. If you are a stockholder whose shares are held by a broker, bank or other nominee, please request an admission ticket by writing to our principal executive offices at: Nicor Inc., Investor Relations, P.O. Box 3014, Naperville, IL 60566-7014. Evidence of your stock ownership, which you can obtain from your broker, bank or nominee, must accompany your letter. If your request is received by April 11, 2005, an admission ticket will be mailed to you. All other admission tickets can be obtained at the registration table located at the Northern Trust Corporation lobby beginning at 9:30 a.m. on the day of the annual meeting. An admission ticket (or other proof of stock ownership) and some form of photo identification will be required for admission to the annual meeting. Attendance at the meeting will be limited to stockholders of record as of the record date and one guest per stockholder, and to guests of Nicor.

The Northern Trust Company is located at 50 South LaSalle Street, the northwest corner of LaSalle and Monroe Streets in Chicago, Illinois. The map below shows parking garages and lots in the immediate vicinity.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nicor Inc., P.O. Box 3014, Naperville, Illinois 60566-7014, for use at the Annual Meeting of Stockholders to be held on April 21, 2005. Nicor will pay the cost of soliciting proxies. In addition to solicitation by mail, officers and employees of Nicor may solicit proxies by telephone, by facsimile or in person. A copy of Nicor’s 2004 Annual Report, the Proxy Statement and the Form of Proxy are scheduled to be mailed on or about March 14, 2005 to all stockholders of record on February 22, 2005.

VOTING

As of February 22, 2005, Nicor had outstanding 44,113,480 shares of Common Stock and 33,167 shares of Preferred Stock. Each share, regardless of class, entitles the holder to one vote on each matter properly brought before the meeting. Stockholders have cumulative voting rights only for the election of Directors, whereby for each share of stock owned, a stockholder is entitled to one vote for each Director nominee and may accumulate the total number of votes (determined by multiplying the number of shares held by the number of Directors to be elected) and cast them all for a single nominee or distribute them among any number of nominees. The presence of a majority of the votes of the shares of Nicor entitled to vote on the matters to be considered will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the election of Directors will be required for the election of Directors. As a result, shares represented at the meeting and entitled to vote for Directors, but which withhold votes for Directors, will in effect be counted against the nominees, while shares held in the name of a broker which are represented at the meeting but not authorized to vote on this matter (“broker nonvotes”) will not affect the outcome. The affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon will be required to ratify the appointment of the independent registered public accounting firm (Proposal 2). Shares represented at the meeting which abstain from voting on this proposal will have the effect of votes against the proposal, while broker nonvotes will not affect the outcome.

You can revoke your proxy at any time before it is exercised by timely delivery to Nicor of a written statement that your proxy is revoked or of a properly executed, later-dated proxy, or by voting by ballot at the meeting. All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with the instructions set forth in the proxy. If you do not indicate how your shares should be voted on a matter, the shares, if represented by a properly executed proxy, will be voted as the Board of Directors recommends.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Directors to be elected are to hold office until the next succeeding annual meeting of stockholders or until their successors are elected and qualified. In the event that any Director nominee shall be unable to serve, which is not now contemplated, the proxy holders may, but need not, vote for a substitute nominee. If stockholders withhold authority to vote for specific nominees, the proxies may accumulate such votes and cast them for other nominees. While the Board of Directors does not otherwise presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the discretionary authority to accumulate such votes and vote for less than all of the nominees named herein.

Information Concerning Nominees for Election as Directors

The names of the nominees are set forth below along with their business experience during the last five years and other directorships currently held, including directorships with companies whose securities are registered with the Securities and Exchange Commission. Each Director will also be a Director of Northern Illinois Gas Company, doing business as Nicor Gas Company, a subsidiary of Nicor Inc.

ROBERT M. BEAVERS, JR.; Age 61
Director since 1992
Business experience:    Chairman and Chief Executive Officer since 2003, Best Diamond Packaging (Paper Products); Chairman and Chief Executive Officer since 2000, Best Harvest Bakeries (Commercial Bakeries); Senior Vice President, 1980-1999, McDonald’s Corporation (Restaurants).

BRUCE P. BICKNER; Age 61
Director since 1996
Business experience:    Independent consultant since 2002; formerly Chairman and Chief Executive Officer, 1985-2002, DEKALB Genetics Corporation (Agricultural Genetics and Technology); Executive Vice President, 1999-2001, and Co-President Global Seed Group, 1998-1999, Monsanto Company (Agricultural Chemicals and Seed).
Directorship: AMLI Residential Properties Trust.

JOHN H. BIRDSALL, III; Age 61 Director since 1982 Business experience: Private investor; formerly President, 1982-1986, Birdsall, Inc., a subsidiary of Nicor Inc. (Containerized Shipping).

THOMAS A. DONAHOE; Age 69
Director since 1998
Business experience:    Retired since 1996; formerly Partner, 1970-1996, as well as Managing Partner—Operations-Audit Practice, 1995-1996 and Vice Chairman, 1988-1995, Price Waterhouse LLP (Accounting and Consulting Services).
Directorship:    Andrew Corporation.

THOMAS L. FISHER; Age 60
Director since 1988
Business experience:    Chairman of the Board since 1996, Chief Executive Officer since 1995, and President 1994-2002, Nicor Inc., as well as Chairman of the Board since 1996, Chief Executive Officer 1988-2003 and President 1988-2002, Nicor Gas Company.

JOHN E. JONES; Age 70
Director since 1993
Business experience:    Retired since 1996; formerly Chairman of the Board and Chief Executive Officer, 1989-1996, as well as President and Chief Operating Officer, 1988-1996, CBI Industries, Inc. (Industrial Construction).
Directorships:    Amsted Industries, Inc.; Valmont Industries, Inc.

DENNIS J. KELLER; Age 63
Director since 1994
Business experience:    Chairman of the Board since 1987, Co-Chief Executive Officer 2002-2004 and Chief Executive Officer 1987-2002, DeVry Inc., as well as Chairman of the Board since 2002, DeVry University, Inc. (Technical and Management Education).
Directorship:    DeVry Inc.

R. EDEN MARTIN; Age 64
Director since January 2005
Business experience:    President since 1999, The Commercial Club of Chicago (Civic Group); Partner 1975-2004, Sidley, Austin, Brown & Wood LLP (and predecessor firm, Sidley & Austin) (Legal Services).
Directorship:    Aon Corporation.

WILLIAM A. OSBORN; Age 57
Director since 1999
Business experience:    Chairman of the Board and Chief Executive Officer since 1995, Northern Trust Corporation (Banking and Trust Services).
Directorships:    Caterpillar Inc.; Northern Trust Corporation; Tribune Company.

JOHN RAU; Age 56
Director since 1998
Business experience:    President and Chief Executive Officer since 2002, Miami Corporation (Private Asset Management); Chairman, 2000-2002, Chicago Title and Trust Company Foundation (Charitable Foundation); President and Chief Executive Officer, 1997-2000, Chicago Title Corporation (Financial Services).
Directorships:    BorgWarner Inc.; First Industrial Realty Trust, Inc.; Wm. Wrigley Jr. Company (nominated for election).

JOHN F. RIORDAN; Age 69
Director since 2001
Business experience:    President and Chief Executive Officer since 2000, Gas Technology Institute (Not-For-Profit Research and Education); Vice Chairman, 1998-1999, KN Energy, Inc. (Integrated Natural Gas); President and Chief Executive Officer, 1988-1998, MIDCON Corporation (Natural Gas Pipeline).
Directorship:    National Fuel Gas Company.

RUSS M. STROBEL; Age 52
Director since 2004
Business experience:    President since 2002, Executive Vice President, General Counsel and Secretary, January 2002-October 2002, Senior Vice President, General Counsel and Secretary, January 2001-January 2002, Nicor Inc., as well as Chief Executive Officer since November 2003, President since 2002, Executive Vice President, General Counsel and Secretary, January 2002-October 2002, Senior Vice President, General Counsel and Secretary, January 2001-January 2002, Nicor Gas Company; Partner, 2000, Altheimer & Gray; Partner, 1986-2000, Jenner & Block.

The Board of Directors unanimously recommends that you vote FOR all the nominees listed above.

Director Independence

The Board of Directors has adopted standards for Director independence (Appendix A to this proxy statement) for determining whether a Director is independent from management. These standards are based upon the listing standards of the New York Stock Exchange and applicable laws and regulations. The Board of Directors has affirmatively determined, based on these standards, that the following Directors, all of whom are standing for election to the Board, are independent: Messrs. Robert M. Beavers, Jr., Bruce P. Bickner, John H. Birdsall, III, Thomas A. Donahoe, John E. Jones, Dennis J. Keller, R. Eden Martin, William A. Osborn and John Rau. The Board of Directors has also determined that the following Directors, all of whom are standing for election to the Board, are not independent: Messrs. Thomas L. Fisher, Chairman and Chief Executive Officer of Nicor, Russ M. Strobel, President of Nicor, and John F. Riordan. Accordingly, nine of the 12 Director nominees are independent. In addition, the Board of Directors has determined that Mrs. Patricia A. Wier, who is not standing for reelection to the Board in 2005, is also independent. The Board has also determined that all Board standing committees are composed entirely of independent Directors.

Executive Sessions

Nicor’s corporate governance guidelines provide that non-management Directors will meet at least annually in executive session without management Directors or management present. In addition, the independent Directors will meet at least annually in executive session. These sessions will take place prior to or following regularly scheduled Board meetings.

The Board has appointed the Chairman of the Corporate Governance Committee to preside over the meetings of the non-management Directors and independent Directors. Security holders may communicate with the Board of Directors by sending correspondence to the Vice President, General Counsel and Secretary, Nicor Inc., 1844 Ferry Road, Naperville, Illinois 60563-9600. The Vice President, General Counsel and Secretary will then submit the correspondence to the Board. Interested parties may communicate directly with the Director that presides over the executive sessions of the non-management Directors by sending correspondence to the Chairman of the Corporate Governance Committee, Board of Directors, Nicor Inc., 1844 Ferry Road, Naperville, Illinois 60563-9600.

Board and Committee Meetings

The Nicor Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. During 2004, there were 13 meetings of the Board of Directors, 13 meetings of the Audit Committee, six meetings of the Compensation Committee and four meetings of the Corporate Governance Committee. All incumbent Directors attended at least 85% or more of the aggregate number of meetings of the Board and Committees on which they served. Directors are expected to attend Nicor’s Annual Meeting of Stockholders and all were in attendance at the April 15, 2004 meeting.

The charters, which include the functions and responsibilities, for each of the Audit, Compensation and Corporate Governance Committees, as well as Nicor’s Corporate Governance Guidelines and Code of Ethics can be found in the Investors Section on Nicor’s Web site at www.nicor.com. Any of the foregoing documents are available in print to any stockholder upon request. Requests may be made in writing to Nicor’s Vice President, General Counsel and Secretary.

Committees of the Board of Directors

The members of the Audit Committee are Messrs. Bickner (Chairman), Birdsall, Donahoe and Jones. The Audit Committee is responsible for, among other things, reviewing the operation of Nicor’s internal accounting and audit processes, and reviewing the independence, qualifications and performance of the independent registered public accounting firm. Additional information regarding the Audit Committee is included in this proxy statement under the caption “Audit Committee Report” and in the Audit Committee Charter that is included as Appendix B.

The members of the Compensation Committee are Messrs. Beavers, Keller (Chairman) and Rau and Mrs. Wier. The Committee is responsible for, among other things, reviewing and approving or, where appropriate, making recommendations to the Board of Directors relating to executive salaries and benefits. Mrs. Wier is not standing for reelection to the Board in 2005. Additional information regarding the Compensation Committee is included in this proxy statement under the caption “Compensation Committee Report.”

The members of the Corporate Governance Committee are Messrs. Donahoe, Jones (Chairman), Osborn and Rau. The Corporate Governance Committee has responsibility for, among other things, (i) developing criteria for selecting directors; (ii) identifying individuals qualified to become members of the Board of Directors and recommending director nominees for the next annual meeting of shareholders; and (iii) developing and recommending to the Board corporate governance guidelines applicable to Nicor. The Corporate Governance Committee will consider written recommendations from shareholders of Nicor regarding potential nominees for election as directors. To be considered for inclusion in the slate of nominees proposed by the Board at the next Annual Meeting of Shareholders of Nicor, such recommendations should be received in writing by the Vice President, General Counsel and Secretary of Nicor no later than November 13, 2005. The Board, in approving (and, in case of vacancies, appointing) such candidates, take into account many factors, including, at a minimum, size and composition of the Board, the ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, understanding of Nicor’s business on a technical level, other board service, educational and professional background, the possession of fundamental qualities of intelligence, honesty, good judgement, high ethics and standards of integrity, fairness and responsibility and the diversity of the Board. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgement using its diversity of experience in these various areas. The Corporate Governance Committee will not evaluate nominees proposed by shareholders any differently than other nominees to the Board.

Directors’ Compensation

Directors who are not Nicor or subsidiary officers receive an annual retainer of $30,000, plus a $1,500 fee for each Board, Committee and stockholders meeting attended. Chairmen of the Compensation and Corporate Governance Committees are paid an additional retainer of $5,000 per year, and the Chairman of the Audit Committee is paid an additional retainer of $10,000 per year. Directors may elect to defer the payment of retainers and fees using an interest equivalent option or a share unit option. The interest equivalent option accrues interest quarterly at a prime interest rate. At retirement, the Director receives a cash payment equal to the value in his/her account. Under the share unit option, deferred amounts are converted into share units based on the market price of Nicor Common Stock at the deferral date, with amounts equal to dividends and distributions paid on Nicor Common Stock during the interim converted into additional share units based on then-current market prices for Nicor’s Common Stock. At retirement, the Director will be entitled to a cash payment based on the number of share units then held and the then-current market price of Nicor Common Stock. Once each year a Director may switch all or part of the deferred balance between the interest equivalent option and the share unit option. Non-officer Directors as a group received 12,178 share units for compensation deferred and dividends paid during 2004, with an average price per share of $34.93. Five months following commencement of each term that they serve, non-officer Directors also receive a cash award equal to the then market value of 600 shares of Nicor Common Stock, but at an annual election of the Director, such amount may be received half in the form of shares of Nicor Common Stock and the other half in cash.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is the number of shares of Nicor Common Stock beneficially owned by each of Nicor’s Directors and the executive officers named in the Summary Compensation Table and by all Directors and executive officers as a group as of February 22, 2005, with sole voting and investment power except as otherwise noted, and share units held in the Directors’ Deferred Compensation Plan and Stock Deferral Plan. No Director or executive officer beneficially owns more than 1% of the outstanding shares of Common Stock and no Director or executive officer owns any shares of Preferred Stock.

Name of Beneficial Owner	Shares Beneficially Owned		Directors’ Deferral Plan Units(1)
Robert M. Beavers, Jr.	8,751		0
Bruce P. Bickner	16,358		0
John H. Birdsall, III	329,741		0
Daniel R. Dodge	40,025	(2)	0
Thomas A. Donahoe	6,931	(3)	11,199
Thomas L. Fisher	361,017	(2)(3)	0
Paul C. Gracey, Jr. .	4,174	(3)	0
Richard L. Hawley	1,355	(2)	0
John E. Jones	4,000		6,517
Dennis J. Keller	4,100		16,887
R. Eden Martin	0		0
William A. Osborn	3,500		0
John Rau	3,500		8,746
John F. Riordan	2,020	(3)	5,428
Russ M. Strobel	59,238	(2)(3)	0
Patricia A. Wier	9,406	(3)	17,948
Directors and Executive Officers as a Group	854,116	(2)(3)

Percentage of class	1.9

(1)	Share units held in the Directors’ Deferred Compensation Plan and payable in cash. The value of these share units depends directly on the performance of Nicor Common Stock.

(2)	Includes shares or share equivalents held pursuant to company benefit plans as follows: (a) shares individuals have a right to acquire or will have the right to acquire within 60 days through the exercise of stock options: Mr. Dodge, 33,500; Mr. Fisher, 261,000; Mr. Strobel, 41,300; and all Directors and executive officers as a group, 335,800; (b) shares held by the Savings Investment and Thrift Trust for: Mr. Dodge, 2,119; Mr. Fisher, 23,137; Mr. Hawley, 670; and all Directors and executive officers as a group, 25,926; and (c) share unit equivalents credited to their accounts under the Stock Deferral Plan, which enables officers to defer, and convert, up to 50% of their cash awards from the Annual Incentive Compensation Plan or Long-Term Incentive Plan into Nicor Common Stock, the receipt of which is deferred: Mr. Fisher, 54,633; Mr. Strobel, 4,808; and all Directors and executive officers as a group, 59,411.

(3)	Includes shares held jointly or in common with a spouse, by a spouse or in trust as follows: Mr. Donahoe, 6,931; Mr. Fisher, 22,247; Mr. Gracey, 4,120; Mr. Riordan, 2,020; Mr. Strobel, 13,130; Mrs. Wier, 1,000; and all Directors and executive officers as a group, 49,448.

Stock ownership guidelines have been established for Directors and officers of Nicor and its subsidiaries. These guidelines were established to align their interests with those of the stockholders and to strengthen their focus on activities that create shareholder value. The guidelines, stated as a multiple of the Director’s annual retainer plus fees or the officer’s base salary, are as follows: Non-officer Director, three times; Chief Executive Officer, three times; President, three times; Executive Vice President, Senior Vice President or President of a subsidiary, one and a half times; Vice President, one times; and Assistant Vice President, one-half times. Directors and officers are asked to comply with these guidelines through ownership of stock or stock equivalents within five years of becoming a Director or officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of and transactions in Nicor stock by executive officers and Directors of the company are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. Due to an administrative error, Nicor was late in filing reports on behalf of Directors and executive officers for dividend equivalents accrued under the Directors’ Deferred Compensation Plan and the Stock Deferral Plan for February 1, 2004 and May 1, 2004 for each of the following: Messrs. Donahoe, Fisher, Jones, Keller, Rau, Riordan and Strobel and Mrs. Wier.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding any person or institution that is known to the company to be the owner of more than five percent of Nicor’s Common Stock. This information is as of December 31, 2004, which was the date of the most recent publicly available information at the time of preparation of this proxy statement.

Name and Address of Beneficial Owner	Number of Common Shares Owned	Percent of Class
Barclays Global Investors, NA	4,253,923	9.7%
45 Fremont Street
San Francisco, CA 94105

Barclays Global Investors, NA, filed a Schedule 13G with the Securities and Exchange Commission on February 14, 2005, reporting the beneficial ownership as of December 31, 2004 for the following: Barclays Global Investors, NA (sole voting power — 1,005,300 shares, sole disposition power — 1,150,245 shares), Barclays Global Fund Advisors (sole voting power — 3,035,945 shares, sole disposition power — 3,044,647 shares), Barclays Global Investors, Ltd. (sole voting and disposition power — 56,718 shares) and Barclays Capital Securities Limited (sole voting and disposition power — 2,313 shares). The shares reported are held by these entities in trust accounts for the economic benefit of the beneficiaries of the accounts.

COMPENSATION COMMITTEE REPORT

The following information regarding compensation is given with respect to the Chief Executive Officer and other executive officers.

Executive Compensation Philosophy

Executive compensation at Nicor is intended to assure that the company is able to attract and retain management capable and motivated to serve stockholder, customer and employee interests. Nicor’s executive compensation program is based upon two central objectives:

•	Provide market-competitive compensation opportunities; and

•	Create strong links between shareholder value, financial performance and the pay of Nicor’s top officers.

To achieve these objectives, the Compensation Committee reviews executive assignments, responsibilities and performance. The Committee establishes or, where appropriate, makes recommendations to the Board of Directors for executive compensation program design and participation; salaries; and incentive compensation opportunities, performance objectives and awards. The Committee is composed of outside directors, none of whom has interlocking relationships with Nicor. The Committee has access to independent compensation consultants and to competitive pay and industry compensation practices.

Nicor’s executive compensation program has four components — base salary, annual incentives, long-term incentives and other forms of compensation such as retirement and perquisites.

Base Salary

Individual salaries are set within a broad band structure with market reference points based on an annual review of pay for comparable positions in the energy and general industries. Market reference points for each position are targeted to approximately the 50th percentile of similarly sized companies, with a greater emphasis toward the energy industry. In addition, the Committee takes into account additional factors in setting salaries, such as performance, responsibilities, and leadership.

Annual Incentives

Participation in the annual incentive compensation plan, which in 2004 included the Chief Executive Officer and the other named executive officers, is extended to those positions that play the most important roles in carrying out Nicor’s annual operating plans. Annual incentive compensation opportunities are based on periodic reviews of comparable positions in the same manner as described previously for salaries and are targeted to the 50th percentile of the competitive data.

For 2004, Nicor officers had 50%-70% of their annual incentive target based on goals related to the performance of Nicor Gas, Nicor’s primary subsidiary, and 30%-50% related to the performance of the non-utility and other energy operations. Specific weightings for each officer are based on their roles and responsibilities within the company. In addition, in establishing the actual bonus awards to be made, the Compensation Committee may take into account facts and circumstances that exist during the year. Target incentive award opportunities range from 35% to 75% of salary, with maximum possible payouts set at 150% of target. Actual awards for 2004 ranged from 21.0% to 53.6% of salary. This reflects the achievement of 75% of the utility net income goal, 100% of the non-utility goal and 75% of the other energy operations goal. From time to time, Nicor pays discretionary bonuses based on performance.

Long-Term Incentives

The long-term incentive compensation program is primarily composed of stock options and performance units and is intended to focus senior management clearly on Nicor’s long-term objective of creating value for shareholders. Under this program, participants generally receive periodic grants of stock options and an equal value of performance units with a combined target award value based on periodic comparisons to the 50th percentile levels for comparable positions at similarly sized companies, as described in the salary section above. Participants in the Long-Term Incentive Program are selected by the Compensation Committee and include the Chief Executive Officer and other executive officers who are responsible for setting and carrying out Nicor’s longer-range strategic plans.

•	Stock options carry a maximum 10-year term and are issued with an exercise price equal to the fair market value at the date of grant.

•	For Performance Cash Unit Awards made in 2004 with a performance period of 2004 through 2006, each performance unit is targeted at $1.00 and can be earned based upon the objective established by the Compensation Committee for Nicor’s three-year total shareholder return relative to the Standard and Poor’s (S&P) Utilities Index (the same peer group used in the Stock Performance Graph shown following this report). The potential number of performance units earned can range from 0% to 200% of the number granted. A payout of 100% of the units granted is achieved when Nicor’s performance is in the 60th percentile of the total shareholder return peer group comparison. Actual long-term incentive compensation relating to performance cash unit awards for executive officers for the 2002 through 2004 cycle was 22.35% of target. The 2002 through 2004 cycle was earned based equally upon two objectives: (a) Nicor’s three-year total shareholder return relative to the S&P Utilities Index and (b) Nicor’s earnings per share growth over the three-year performance period. Performance on each objective was assessed independently. A payout of 100% of the units granted is achieved when Nicor’s performance is in the 60th percentile of the total shareholder return peer group comparison and the three-year earnings per share growth is 21%. The actual achievement of 22.35% of target reflects the achievement of 44.7% of the total shareholder return goal and 0% of the earnings per share growth goal.

•	Both stock options and performance units vest after one year, but the exercise of stock options is generally restricted for a three-year period. At the end of the restricted period, the stock options automatically become exercisable.

Other Forms of Compensation

Nicor also compensates its employees through a number of employee benefit plans, including tax qualified retirement plans (the Savings and Investment Plan and the Retirement Plan), health and welfare benefits and by providing perquisites and fringe benefits. In addition, certain Nicor executive officers are eligible to participate in and accrue benefits under various non-qualified retirement plans (i.e., the Supplemental Savings Investment Plan, Supplemental Senior Officer Retirement Plan, Supplemental Retirement Plan and Security Payment Plan) which are designed to provide benefits in excess of the limits applicable under Nicor’s tax qualified retirement plans, or in the case of Nicor’s Security Payment Plan to provide income continuation benefits to the surviving spouse or a disabled officer. These additional non-qualified retirement plans provide a more equitable level of income replacement upon retirement to Nicor executive officers than they would receive if they just participated in Nicor’s tax qualified plans. Nicor executive officers are also able to participate in deferred compensation arrangements (i.e., the Salary Deferral Plan and the Stock Deferral Plan) which allow them to defer salary and bonuses until termination of employment or another specified date. Nicor executive officers do not have a severance plan. Accordingly, Nicor entered into change in control agreements with its executives, the terms of which are discussed below, to provide guaranteed severance in the event an executive’s employment is terminated without cause or by the executive due to a constructive termination known as “good reason” following a change in control. Nicor’s executives receive some perquisites and fringe benefits which are not available to all employees in general. For example, Nicor’s management employees receive a monthly car allowance which is intended to reimburse the executives for the use of their personal cars in performance of company business. Additionally, instead of providing a variety of fringe benefits and perquisites, Nicor makes an annual payment each year to its executive officers of one-half of 1% of their annual base salary which is included in their income to be used to pay for medical, dental, hearing, vision, financial and estate planning, tax advice, purchase of additional life insurance, athletic or health club memberships and/or exercise equipment.

CEO Compensation

In 2004, Mr. Fisher received a $20,000 increase in base salary. The Committee considered the following factors when reviewing Mr. Fisher’s salary: his job responsibility and scope; competitive data in utility and diversified utility companies, as well as general industry; his past salary adjustments; and company and individual performance, including leadership, organizational development, shareholder/investor relations and civic/community/industry activities. The Committee did not attach any specific weighting to any one factor, and noted that some factors were more subjective than others.

Mr. Fisher’s annual incentive compensation payout for 2004 was $275,625. This award was based on the achievement of predefined net income objectives, 70% based on utility performance and 30% based on non-utility performance. Actual achievement was 75% of the utility net income objective and 0% for the non-utility objective.

The Committee awarded Mr. Fisher a grant of 92,600 stock options on March 18, 2004 and 525,000 performance units on March 29, 2004. These awards were calibrated to the 50th percentile of competitive data for his position as described in this report. The performance units awarded to Mr. Fisher in 2004 have a performance period of 2004 through 2006, and may be earned subject to the total shareholder return criteria described in this report.

Section 162(m)

Section 162(m) to the Internal Revenue Code provides that compensation in excess of $1 million paid or accrued by Nicor to any of the five most highly-compensated employees is not deductible by Nicor unless it is performance based and meets procedural criteria mandated by law.

The Compensation Committee has carefully reviewed the impact of Section 162(m) as it applies to Nicor’s compensation programs. It is the Committee’s policy to maximize the effectiveness, as well as the tax deductibility, of Nicor’s executive compensation programs. Therefore, the Committee considers it to be in the best interests of Nicor’s stockholders to retain somewhat broader discretion in determination of performance criteria and administration of the company’s Annual Incentive Programs. In view of anticipated compensation levels of the covered employees in fiscal year 2005, the Committee intends that all compensation paid or accrued will qualify as a tax deductible amount.

Compensation Committee of the Board of Directors of Nicor Inc.

Dennis J. Keller, Chairman    Robert M. Beavers, Jr.    John Rau    Patricia A. Wier

STOCK PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for Nicor Common Stock, the S&P Utilities Index and the S&P 500 Index (both of which include Nicor Common Stock) as of December 31 of each of the years indicated, assuming $100 was invested on January 1, 2000, and all dividends were reinvested.

Comparison of Five-Year Cumulative Total Return

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows executive compensation for the years indicated for the Chief Executive Officer and the four other highest-compensated executive officers.

Long-Term Compensation
		Annual Compensation			Awards	Payouts
Name and Principal Position	Year	Salary	Bonus		Shares Underlying Options	Long-Term Incentive Plan (1)	All Other Compensation (2)
T. L. Fisher Chairman and Chief Executive Officer of Nicor and Chairman of Nicor Gas	2004 2003 2002	$695,385 680,000 670,769	$275,625 221,000 0		92,600 110,400 60,000	$116,220 118,080 194,625	$89,675 89,324 84,508
R. M. Strobel President of Nicor, President and Chief Executive Officer of Nicor Gas	2004 2003 2002	$450,000 390,500 316,154	$251,313 117,744 0		51,600 52,100 18,400	$34,196 25,338 0	$72,399 56,438 64,730
R. L. Hawley Executive Vice President and Chief Financial Officer of Nicor and Nicor Gas (3)	2004 2003	$340,000 13,077	$150,250 0		30,000 0	$0 0	$45,449 0
P. C. Gracey, Jr. Vice President, General Counsel and Secretary of Nicor and Nicor Gas (4)	2004 2003 2002	$259,231 250,000 19,231	$78,775 43,750 28,000	(5)	12,700 14,900 0	$0 0 0	$37,791 30,056 1,370
D. R. Dodge Senior Vice President Diversified Ventures & Corporate Planning of Nicor and Nicor Gas	2004 2003 2002	$246,539 235,000 203,996	$65,625 41,125 0		14,300 16,500 7,900	$14,751 11,562 25,302	$35,372 29,109 40,794

(1)	Payouts under the Performance Unit program of the Long-Term Incentive Plan are made in cash or can be deferred (up to 50%) and converted into share unit equivalents in the Stock Deferral Plan. Payouts in 2004 relate to the Performance Units awarded in 2002 having a 2002-2004 performance period.

(2)	Amounts shown for 2004 include company contributions to the Savings Investment Plan and credits to the Supplemental Savings Investment Plan for Mr. Fisher, Mr. Strobel, Mr. Hawley, Mr. Gracey and Mr. Dodge of $32,858, $27,338, $16,241, $17,498 and $16,642, respectively; interest earned in excess of market on deferred salary for Mr. Fisher, Mr. Strobel, Mr. Hawley and Mr. Gracey of $51,857, $3,582, $393 and $613, respectively; credits to the Supplemental Senior Officer Retirement Plan for Mr. Strobel, Mr. Hawley, Mr. Gracey and Mr. Dodge of $41,479, $28,815, $19,680 and $18,730; credits under the 1968 Incentive Compensation Plan for Mr. Fisher of $4,960.

(3)	Mr. Hawley joined Nicor in December 2003.

(4)	Mr. Gracey joined Nicor in November 2002.

(5)	One-time signing bonus payable as an inducement for Mr. Gracey to accept employment.

Option Grants in 2004

The following table shows stock options granted in 2004 to the Chief Executive Officer and the four other highest-compensated executive officers:

	Individual Grants
Name	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value(2) ($)
T. L. Fisher	92,600	28%	36.34	03/18/14	646,348
R. M. Strobel	51,600	15%	36.34	03/18/14	360,168
R. L. Hawley	30,000	9%	36.34	03/18/14	209,400
P. C. Gracey, Jr.	12,700	4%	36.34	03/18/14	88,646
D. R. Dodge	14,300	4%	36.34	03/18/14	99,814

(1)	Options vest on March 18, 2005 and become exercisable on March 19, 2007. The Compensation Committee may permit optionees to transfer options, without consideration, to family members, family trusts or family partnerships.

(2)	Present value of grants on March 18, 2004, the date of grant, using a Black-Scholes option-pricing model with the following assumptions: dividend yield of 5.1%, volatility of 35.5%, risk-free interest rate of 2.4%, and expected period outstanding of four years. The weighted-average present value of options granted in 2004 was $6.98.

Aggregated Option Exercises in 2004 and Year-End Option Values

The following table shows the December 31, 2004 stock option values for the Chief Executive Officer and the four other highest-compensated executive officers, none of whom exercised options in 2004:

Name	Number of Shares Underlying Unexercised Options at Year-End 2004 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options At Year-End 2004 (1) Exercisable/Unexercisable $
T. L. Fisher	201,000/263,000	391,775/1,156,248
R. M. Strobel	22,900/122,100	1,548/550,397
R. L. Hawley	0/40,000	0/46,400
P. C. Gracey, Jr.	0/27,600	0/156,173
D. R. Dodge	25,600/38,700	55,336/173,085

(1)	Value based on the market value of Nicor’s Common Stock at December 31, 2004, minus the exercise price.

Long-Term Incentive Plan Awards in 2004

The following table shows performance units granted in 2004 to the Chief Executive Officer and the four other highest-compensated executive officers:

			Estimated Future Payouts Under Non-Stock Price-Based Plan
Name	Number of Units	Performance Period	Threshold($)	Target($)	Maximum($)
T. L. Fisher	525,000	2004 thru 2006	131,250	525,000	1,050,000
R. M. Strobel	293,000	2004 thru 2006	73,250	293,000	586,000
R. L. Hawley	170,000	2004 thru 2006	42,500	170,000	340,000
P. C. Gracey, Jr.	72,000	2004 thru 2006	18,000	72,000	144,000
D. R. Dodge	81,000	2004 thru 2006	20,250	81,000	162,000

Each performance unit is valued at $1.00 target. The payout is determined by a performance multiplier which ranges from 0 to 200% based on Nicor’s total shareholder return over the performance period as compared to the performance of the S&P Utilities Index.

Retirement Benefits Under Retirement Arrangements

The following table shows the estimated annual benefits under Nicor’s deferred benefit retirement plans on a straight life annuity basis at age 65 for various compensation bases and years of service classifications.

	Years of Service
Base Compensation	15	20	25	30	35
$150,000	$37,299	$49,732	$62,165	$74,598	$83,973
250,000	64,299	85,732	107,165	128,598	144,223
350,000	91,299	121,732	152,165	182,598	204,473
450,000	118,299	157,732	197,165	236,598	264,723
550,000	145,299	193,732	242,165	290,598	324,973
650,000	172,299	229,732	287,165	344,598	385,223
750,000	199,299	265,732	332,165	398,598	445,473
850,000	226,299	301,732	377,165	452,598	505,723

Employees of Nicor and Nicor Gas who are not covered by a collective bargaining agreement, including executive officers, hired prior to December 31, 1997 are covered by the Retirement Plan, which is an actuarially-based, defined benefit plan with benefits determined by “Base Compensation” (highest annual average of base salary for any consecutive 60-month period) and years of service. The base salary for this purpose is the amount shown under “Salary” in the Summary Compensation Table. Under the Retirement Plan, an employee may elect to receive a lump sum benefit at retirement in lieu of semi-monthly payments. The lump-sum payment is based on the actuarial present value of the future retirement payments utilizing the average yield of the 30-year Treasury Securities in effect two months prior to the beginning of the quarter during which retirement occurs. The benefits are not subject to any reduction for social security payments or any other offset amounts. Benefits payable under the Retirement Plan in excess of the limitations under the Internal Revenue Code will be paid under the terms of the Supplemental Retirement Plan for executives hired on or before December 31, 1997.

Executive officers hired after December 31, 1997 are covered by a Supplemental Senior Officer Retirement Plan, an executive defined contribution plan, under which they receive an annual credit of six percent of base salary and annual incentive. They are vested after three years, upon attaining age 60, or in the event of a change in control. They may elect to receive their benefit in either a lump sum or installments. They may elect to have amounts credited to their accounts accrue a return equivalent to the results of specified investment company investments. While the accounts will remain unfunded obligations of Nicor, Nicor has created a trust for its own benefit that will hold investments reflecting these obligations. Nicor has also agreed to pay Mr. Strobel, who is covered by the Supplemental Senior Officer Retirement Plan, an additional annual retirement benefit for life of from $25,000 (for completing three years of service) to $50,000 (if he completes five years of service) or its actuarial equivalent. He will be credited with three additional years of service if he becomes entitled to benefits under his change in control agreement described in the next section. Credited years of service under these arrangements are as follows: Mr. Fisher, 37; Mr. Hawley, 1; Mr. Dodge, 6; Mr. Strobel, 4; and Mr. Gracey, 2.

Change in Control Arrangements

In the event of a “change in control” of Nicor, then the following would generally occur:

•	Under the provisions of Nicor’s Long-Term Incentive Plan, all outstanding stock options, restricted stock and performance units will automatically become fully exercisable and/or vested;

•	Under the terms of the Salary Deferral Plan, any deferred balance account shall be determined as though the participant retired and distributed as soon as practical;

•	Under the terms of the Capital Accumulation Plan, under which certain executive officers deferred a portion of their salary or other compensation in 1984 and 1985, the amount deferred shall be credited at an interest rate of 20 percent per annum from the date of deferral, less amounts already received, and distributed as soon as practical following termination within two years of the control change for any reason other than death or total and permanent disability;

•	Under the terms of the Stock Deferral Plan, balances will be distributed as soon as practical; and

•	Under the terms of the Supplemental Senior Officer Retirement Plan, amounts accrued become fully vested and distributed as soon as practical.

In general, a change in control occurs if any person or group is or becomes a beneficial owner of or has accepted for payment 20% or more of the outstanding Common Stock or securities with 20% or more of the combined voting power of all Nicor voting securities; if the shareholders approve a plan of complete liquidation or dissolution of Nicor; if individuals who were the Board’s nominees for election shall not constitute a majority of the Board following the election; or upon consummation of a reorganization, merger, consolidation, or other business combination involving Nicor or the sale or other disposition of more than 50% of the operating assets of Nicor on a consolidated basis, unless Nicor stockholders continue to own at least 60% of the resulting entity in substantially the same proportion, no person thereby becomes the beneficial owner of 20% or more of the Common Stock or voting securities of the resulting entity, and members of the Nicor Board become at least a majority of the Board of the resulting entity. In addition, a change in control will occur for purposes of any stock-based award if a tender offer not approved by the Board is made whereby the offeror could become the owner of 50% or more of Nicor’s voting stock unless the offer is withdrawn by three business days prior to its scheduled termination.

The Board of Directors has entered into change in control agreements with Mr. Fisher, Mr. Strobel, Mr. Hawley, Mr. Gracey and Mr. Dodge. These agreements generally provide for continued employment for two years following a change in control in their then-current positions at no less than their then-current compensation and benefits, and for the following upon termination of the executive’s employment by the executive for “good reason” or by Nicor without “cause” (as defined in the change in control agreement) during that period: (1) payment of an amount equal to three times (two times for Mr. Gracey) the sum of the executive’s annual base salary and the greater of the average bonus for the last two years or the current year target bonus; (2) full vesting plus credit for an additional three years of age and service in the Supplemental Retirement Plan for Mr. Fisher; (3) full vesting plus credit for an additional three years of contributions (two years for Mr. Gracey) under the Supplemental Senior Officer Retirement Plan for Mr. Strobel, Mr. Hawley and Mr. Dodge; (4) full vesting for Mr. Strobel under his Retirement Agreement; (5) full vesting and an additional three years (two years for Mr. Gracey) of company contributions to the Savings Investment Plan; (6) full vesting of all outstanding stock incentive awards, which would continue to be exercisable for their full term or until the executive’s earlier death; (7) at least a three-year (two years for Mr. Gracey) continuation of welfare benefits; and (8) outplacement and legal fees and other expenses. In addition, if any payments to the executive are subject to the excise tax on “parachute payments,” Nicor will make an additional payment to the executive so that the executive will receive net benefits as if no excise tax were payable. The agreements are automatically extended for an additional year on each December 31 unless either party gives notice to the contrary by the preceding June 30. The agreements are also extended automatically for two years following any change in control while they are in effect.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Strobel was elected Senior Vice President, General Counsel and Secretary of Nicor Inc. and Nicor Gas Company in January 2001, Executive Vice President, General Counsel and Secretary in January 2002, President in October 2002, Chief Executive Officer of Nicor Gas in November 2003, and appointed to the Nicor and Nicor Gas Boards of Directors in January 2004. Mr. Strobel’s wife, Pamela B. Strobel, is Executive Vice President and Chief Administrative Officer of Exelon Corporation. Since January 1, 2004, Nicor Gas and Exelon Corporation are parties to the following transactions, proposed transactions or business dealings: (1) Nicor Gas and Commonwealth Edison Company (ComEd), a subsidiary of Exelon Corporation, are parties to an interim agreement approved by the Illinois Commerce Commission under which they cooperate in cleaning up residue at former manufactured gas plant sites. Under the interim agreement, costs are evenly split between Nicor Gas and ComEd, except that, if they cannot agree upon a final allocation of costs, the interim agreement provides for arbitration. For 2004, Nicor Gas billed ComEd $1,511,794 and ComEd billed Nicor Gas $13,730,041. For 2005, Nicor Gas estimates that it will bill ComEd approximately $3,750,000 and that ComEd will bill Nicor Gas approximately $8,520,000. (2) Nicor Gas and Exelon Power Team, a subsidiary of Exelon Corporation, are parties to a two-year agreement entered into in June 2003 pursuant to which Nicor Gas transports natural gas to an electric generating station in Rockford, Illinois. Nicor Gas received payments of $2,057,966 in 2004 under this agreement, and estimates that it will receive payments of approximately $2,000,000 in 2005.

AUDIT COMMITTEE REPORT

The Audit Committee consists of four members of the Board of Directors. Each member of the Committee is independent of Nicor and its management, as defined by the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. Donahoe is an “audit committee financial expert.” The Board of Directors has adopted a written charter for the Audit Committee, and a copy is included with this proxy statement.

The Committee has reviewed and discussed Nicor’s quarterly and December 31, 2004 audited financial statements with management and with Deloitte & Touche LLP, the company’s independent registered public accounting firm. The Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Public Company Accounting Oversight Board Auditing Standard No. 2 “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”

The Committee has received from Deloitte & Touche LLP the written disclosures required by Independence Standard No. 1, Independence Discussions with Audit Committees, by the Independence Standards Board, regarding their independence. The Committee has discussed with Deloitte & Touche LLP their independence and considered whether the provision of non-audit services referred to in this proxy statement under “Independent Registered Public Accounting Firm” is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2004 audited financial statements be included in Nicor’s Annual Report on Form 10-K for 2004.

Audit Committee of the Board of Directors of Nicor Inc.

Bruce P. Bickner, Chairman    John H. Birdsall, III    Thomas A. Donahoe    John E. Jones

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Deloitte & Touche LLP, as Nicor’s independent registered public accounting firm for 2005. Deloitte & Touche LLP has served as Nicor’s independent registered public accounting firm since May 2002.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR proposal 2.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following is a summary of the fees billed to Nicor by Deloitte & Touche LLP for professional services rendered for the years ended December 31, 2004 and 2003:

Fee Category	2004	2003
Audit Fees	$2,184,000	$924,000
Audit-Related Fees	345,000	484,000
Tax Fees	44,000	11,000
All Other Fees	36,000	259,000
Total Fees	$2,609,000	$1,678,000

Audit Fees

Consists of fees for professional services rendered for the audit of Nicor’s consolidated and Nicor Gas’ financial statements, review of the interim financial statements included in quarterly reports, and services in connection with statutory and regulatory filings and preparation of comfort letters for debt issues. In 2004, audit fees also include approximately $870,000 for audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Audit-Related Fees

Consists of fees for assurance and related services that are reasonably related to the performance of the audit of Nicor’s consolidated and Nicor Gas’ financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards and due diligence related to potential mergers and acquisitions.

Tax Fees

The 2004 fees related to tax return review and preparation assistance, and the 2003 fees related to tax preparation assistance.

All Other Fees

These fees are in connection with work performed related to the Securities and Exchange Commission and Illinois Commerce Commission inquiry and investigations.

Audit Committee Pre-Approval Policies and Procedures

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by Deloitte & Touche LLP. On an ongoing basis, management of Nicor defines and communicates specific projects and categories of service for which the advance approval of the Audit

Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of Deloitte & Touche LLP. On a periodic basis, Nicor’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. In 2003, the de minimis exception was used for one item in the tax category that was inadvertently not approved in advance by the Committee. The item approximated 0.4% of the total fees paid.

LITIGATION

Following Nicor’s July 18, 2002 press release concerning accounting irregularities at Nicor Energy, a dissolved joint venture in which Nicor had a 50% interest, and problems in connection with its Performance-Based Rate (PBR) Plan, three purported derivative lawsuits were brought against Mr. Fisher, Ms. Kathleen Halloran (former Executive Vice President Finance and Administration and former Executive Vice President and Chief Risk Officer) and all members of Nicor’s Board of Directors (the “individual defendants”). Nicor was named as a nominal defendant in all three suits, which have since been consolidated in an amended complaint. The actions were brought in the Circuit Court of Cook County, Illinois, Chancery Division. The plaintiffs allege that the individual defendants breached their fiduciary duties to Nicor by allegedly causing or allowing Nicor to disseminate to the market materially misleading and inaccurate information, failing to establish and maintain adequate accounting controls and approving the PBR plan despite allegedly knowing that the plan was unlawful or that Illinois Commerce Commission approval would be improperly obtained. Plaintiffs also contend that two of the defendants (Mr. Fisher and Mr. Birdsall) engaged in improper insider selling of Nicor stock at inflated prices. The plaintiffs seek compensatory and punitive damages, attorneys’ fees and costs, and other relief against the individual defendants on behalf of Nicor, but do not seek any damages against the company. On January 25, 2005, Nicor announced that its Board of Directors had approved a preliminary agreement to settle the above referenced action. Under the terms of the settlement, all claims against the defendants will be dismissed without any finding or admission of wrongdoing or liability. The settlement obligates Nicor to adopt certain new corporate governance policies and requires the payment of $3.5 million in attorneys’ fees and expenses to plaintiffs’ counsel out of Directors and Officers insurance proceeds (see below). The final settlement is contingent upon approval by the court and entry of final judgement by the court, and therefore no amount is reflected in Nicor’s financial statements. The court granted preliminary approval of the settlement on February 18, 2005, and set a fairness hearing for March 29, 2005.

On April 27, 2004, one of Nicor’s Directors and Officers insurance carriers agreed to pay $29 million to a third party escrow agent on behalf of Nicor and its insured directors and officers to be used to satisfy Nicor directors’ and officers’ liabilities and expenses associated with claims asserted against them in a securities class action, the related shareholder derivative lawsuit described above and related matters, with any remaining balance to be paid to Nicor. Upon final court approval of the derivative settlement set forth above, the escrow would be terminated and Nicor would receive approximately $25.5 million, which is the original escrow amount of $29 million reduced by the $3.5 million payment of derivative plaintiff’s attorney fees and expenses. In connection with the derivative settlement referenced above, Nicor has also entered into a settlement agreement with its excess insurance carrier, pursuant to which the excess insurance carrier has agreed to pay Nicor $4 million upon final court approval of the settlement of the shareholder derivative action. Amounts related to the agreement to settle the shareholder derivative action, the amounts held in escrow and the settlement with the excess insurance carrier would be reflected in Nicor’s financial statements if, and when the derivative settlement becomes final.

STOCKHOLDER PROPOSALS

Stockholder proposals must be received at Nicor’s General Office, attention Vice President, General Counsel and Secretary, P.O. Box 3014, Naperville, Illinois 60566-7014 on or before November 13, 2005, and must otherwise comply with Securities and Exchange Commission requirements to be eligible for inclusion in the Proxy Statement and the Form of Proxy relating to the 2006 Annual Meeting of Stockholders. In addition, written notice must be received on or before January 20, 2006 and must otherwise comply with Nicor’s By-Laws in order for stockholder proposals or nominations to be presented at the 2006 Annual Meeting.

OTHER MATTERS

As of the date of this Proxy Statement, Nicor knows of no other matters to be brought before the meeting. If, however, further business is properly presented, the proxy holders will act in accordance with their best judgment.

By order of the Board of Directors.

PAUL C. GRACEY, JR.
Vice President, General Counsel
and Secretary

March 14, 2005

Appendix A

NICOR INC.
STANDARDS FOR DIRECTOR INDEPENDENCE

The following standards, established by the New York Stock Exchange, have been adopted by the Board of Directors (the “Board”) to determine whether a Director of the Company is independent:

No Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

A Director is not independent if:

•	The Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

•	A Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	(A) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the Director is a current employee of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

The Board has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships. Any payments by the Company for goods or services, or other contractual arrangements to: (i) a business employing, or 10% or more owned by, a Director or an immediate family member; or (ii) an entity for which a Director or an immediate family member serves as a Director or in a similar capacity, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a Director’s independence:

•	If a Director (or an immediate family member) is an officer or Director of another company that does business with the Company and the annual sales to, or purchases from the Company during such other company’s preceding fiscal year are less than 2% of the gross annual revenues of such company; and

•	If a Director is a partner, officer or employee of an investment bank or consulting firm, the Director (or an immediate family member) does not personally perform any investment banking or consulting services

A-1

for the Company, and the annual fees paid to the firm by the Company during such firm’s preceding fiscal year does not exceed $250,000.

Relationships with Charitable Organizations. A Director’s independence will not be considered impaired solely for the reason that a Director or an immediate family member is a Director, officer or trustee of a university, foundation or other not-for-profit organization that receives from the Company and its direct and indirect subsidiaries during any of the prior three fiscal years, contributions in any single fiscal year not exceeding the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues during such charitable organization’s fiscal year. (Any automatic matching of employee charitable contributions by the Company or its direct or indirect subsidiaries is not included in the Company’s contributions for this purpose.) All contributions by the Company in excess of $100,000 to not-for-profit entities with which a Director is affiliated, will be reported to the Corporate Governance Committee, and may be considered in making independence determinations.

For purposes of these standards, “Company” shall mean Nicor Inc. and its direct and indirect subsidiaries.

A-2

Appendix B

NICOR INC.
AUDIT COMMITTEE CHARTER

Organization

The audit committee’s membership, including the number, qualifications and independence of its members, its written charter and its responsibilities shall comply with the corporate governance rules of the New York Stock Exchange (“NYSE”) and the requirements of the federal securities laws and the Securities and Exchange Commission (“SEC”).

The audit committee shall consist of at least three members, each of whom is independent of management and the company. The board of directors shall appoint the members of the audit committee annually and shall designate the chairman of the committee.

The board of directors shall also have the power at any time to change the membership of the audit committee and fill its vacancies. Subject to rules prescribed by the board of directors, the audit committee shall meet at such times, but not less than four times annually, and at such place as the members of the audit committee shall deem necessary or desirable. Meetings of the audit committee may be called at any time by the chairman of the committee or by any two members of the committee.

Except as expressly provided in this charter or the bylaws of the company, the audit committee shall fix its own rules of procedure.

Purpose

The purpose of the audit committee is to assist the board of directors in fulfilling its oversight responsibility relating to the company’s accounting and reporting practices, the quality and integrity of financial reports, the company’s compliance with legal and regulatory requirements, adherence to the company’s ethics policy, the adequacy of internal controls, the effectiveness of risk management, the independence, qualifications and performance of the company’s independent registered public accounting firm, and the performance of the internal audit function. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the audit committee, the independent registered public accounting firm, the internal auditors, and the management of the company. The audit committee will periodically hold private, separate sessions with management, internal audit, and representatives of the independent registered public accounting firm.

Responsibilities and Duties

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the accounting and financial reporting practices of the company continue to comply with all applicable requirements and that they remain of the highest quality. The committee will review and reassess at least annually the audit committee charter in light of current circumstances and changes in regulations, and recommend any proposed revisions to the audit committee charter to the board of directors.

In carrying out its responsibilities, the audit committee will:

Independent Registered Public Accounting Firm:

•	Be directly responsible for the appointment, retention, compensation and oversight of the work of the company’s independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the issuer. The company’s independent registered public accounting firm will report directly to the audit committee.

•	Pre-approve all auditing and non-audit services provided by the company’s independent registered public accounting firm. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals. Such delegated pre-approvals shall be presented to the full audit committee at its next meeting.

•	At least annually, obtain and review a report by the independent registered public accounting firm describing: that firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review of that firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by that firm and any steps taken to deal with any such issues; and to assess from an independence perspective, all relationships between the independent registered public accounting firm and the company.

•	After reviewing the foregoing report and the independent registered public accounting firm’s work throughout the year, the audit committee shall evaluate the auditor’s qualifications, performance and independence. Such review shall also include an evaluation of the lead partner of the independent registered public accounting firm. In making its evaluation, the audit committee should take into account the opinions of management and the company’s internal auditors. In addition to assuring the regular rotation of the lead audit partner as required by law, the audit committee should further consider whether, in order to assure continuing auditor independence, there should be regular rotation of the independent registered public accounting firm itself. The audit committee presents its conclusions with respect to the independent registered public accounting firm to the full board.

•	Discuss with the independent registered public accounting firm and financial management of the company, the scope of the proposed annual audit and quarterly reviews for the current year.

•	Ensure that the independent registered public accounting firm periodically reports to the audit committee: 1) all critical accounting policies and practices used by the company, 2) all alternative accounting treatments that have been discussed with management, ramifications of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and 3) other material written communications between the independent registered public accounting firm and management.

•	Review with the independent registered public accounting firm any problems or difficulties encountered during their audit and management’s responses thereto.

•	Set clear hiring policies for employees or former employees of the company’s independent registered public accounting firm, consistent with SEC regulations and NYSE listing standards.

Internal Auditors:

•	Review the internal audit function of the company including its independence and authority, the proposed audit plans for the coming year and the coordination of such plans with the independent registered public accounting firm.

•	Review at least annually a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

Financial Reporting:

•	Meet to review and discuss the annual audited financial statements and quarterly financial statements, including the company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent registered public accounting firm to determine significant financial reporting issues, the quality of and any changes to the application of accounting principles, the reasonableness of significant accounting estimates, the clarity of disclosures, and the existence of significant or unusual transactions.

•	Recommend to the board of directors the inclusion of the audited financial statements of the company in its Annual Report to Shareholders and Form 10-K.

•	Discuss with management the types of information to be presented in the company’s earnings press releases including financial information and earnings guidance.

•	Prepare the report of the audit committee required by the rules of the SEC to be included in the company’s annual meeting proxy statement.

•	Prior to the filing of each Form l0-Q and the Form l0-K, discuss with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 and Public Company Accounting Oversight Board Auditing Standard No. 2.

Internal Control and Risk Management:

•	Review periodically and separately, with the independent registered public accounting firm, the internal auditors and management, the adequacy and effectiveness of the accounting and financial controls of the company; any special audit steps adopted in light of material control deficiencies; and any recommendations for the improvement of controls or procedures.

•	Discuss with the company’s CEO and CFO disclosures made to them during their certification process for Forms 10-K and 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein, and any fraud involving management or other employees who have a significant role in the company’s internal controls.

•	Discuss with the company’s CEO and CFO their periodic certifications required to be made with the SEC and NYSE.

•	Review the results of procedures performed to determine adherence to the company’s code of conduct and ethics.

•	Discuss the company’s guidelines and policies with respect to risk assessment and risk management with management, the internal auditors and the independent registered public accounting firm.

General:

•	Report regularly to the board of directors.

•	Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters; and for the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

•	At least annually, perform a self-evaluation of the audit committee’s performance.

•	Obtain the advice and assistance from outside legal, accounting or other advisors as the committee determines necessary to carry out its duties. The committee may authorize the company to pay for such engagements, as well as to pay for the independent registered public accounting firm hired by the committee.

•	Perform any other action necessary to comply with the regulations of the SEC and the NYSE.

1844 Ferry Road
Naperville, IL 60566-7014

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Nicor Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NCRIN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NICOR INC.

The Board of Directors recommends a vote FOR the nominees listed below.
			For	Withhold	For All	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	Election of Directors		All	All	Except
	1. R. M. Beavers, Jr. 2. B. P. Bickner 3. J. H. Birdsall, III 4. T. A. Donahoe 5. T. L. Fisher 6. J. E. Jones	7. D. J. Keller 8. W. A. Osborn 9. R. E. Martin 10. J. Rau 11. J. F. Riordan 12. R. M. Strobel	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.						For	Against	Abstain

2.	Ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2005.					☐	☐	☐

			Yes	No
Please indicate if you plan to attend the meeting			☐	☐

Please vote, date, and sign your name(s) exactly as shown and mail promptly in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

You are cordially invited to attend the annual meeting of stockholders of Nicor Inc. to be held on Thursday, April 21, 2005 at 10:30 a.m. at the Northern Trust Company, 6th Floor Assembly Room, 50 LaSalle Street, Chicago, Illinois.

You should present this admission ticket, and a form of personal identification, in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and one guest, and is not transferable. If shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from your broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Nicor Inc.

1844 Ferry Road
Naperville, IL 60566-7014

Proxy Solicited by the Board of Directors

The undersigned appoints Thomas L. Fisher, Robert M. Beavers, Jr., John H. Birdsall, III, or any of them, proxies to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of stockholders of Nicor Inc., to be held April 21, 2005 or at any adjournment thereof, on the matter as set forth in the Proxy Statement and on all matters properly presented at the meeting.

This instruction and proxy card is also solicited by the Board of Directors of Nicor Inc. for persons who participate in (1) the Nicor Savings Investment Plan, (2) the Nicor Gas Thrift Plan, and (3) the Birdsall, Inc. Retirement Savings Plan. By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby instructs Vanguard Fiduciary Trust Company, the trustee of each of the Plans named above, to exercise the voting rights relating to any shares of Common Stock of Nicor Inc. allocable to his or her account(s) as of February 22, 2005. The trustee will tabulate the votes received from all participants by April 18, 2005 and shall vote the shares of Nicor Common Stock for which it does not receive voting instruction in the same proportion as the shares voted under the Plans pursuant to instruction.

Proxies will be voted as directed.

In the absence of specific direction, signed proxies will be voted in accordance with the recommendations of the Board of Directors.